EX-99(g) - Precious Metals Depository Agreement

HSBC Bank USA, N.A.	Precious Metals Depository Agreement

DEPOSITORY AGREEMENT

DEPOSITORY AGREEMENT, dated as of January 24, 2008 (this “Agreement”), by and between Midas Fund, Inc., an investment company registered as such under the Investment Company Act of 1940 as amended (the “1940 Act”) and organized as a corporation under the laws of the State of Maryland (the “Depositor”) and HSBC Bank USA, N.A., a national banking association (the “Depository”).

WHEREAS, the Depository has provided the Depositor’s Board of Directors with materials fairly describing its financial position, experience with respect to the safekeeping of precious metals, physical security measures, access procedures and controls and similar factors relevant to its appointment hereunder, (collectively, “Depositor Due Diligence Material “) and the Depositor’s Board of Directors has reviewed and considered such materials.

NOW THEREFORE:

Section 1

Appointment of Depository

Section 1.1. The Depositor hereby appoints the Depository as custodian of the metals described in each Safekeeping Advice (the “Precious Metals”) which the Depository will issue from time to time in accordance with Section 2.2 hereof during the term of this Agreement.

Section 1.2. The Depository hereby accepts appointment as such custodian of the Precious Metals and agrees to perform its duties in respect thereof pursuant to the provisions of this Agreement. In this regard, Depository represents that it is, and will continue to be, a bank having the qualifications required by section 17(f) of the 1940 Act to serve as a custodian to a registered investment company.

Section 1.3 The Depository will provide the Depositor’s Board of Directors with such updated and/or supplemented Depositor Due diligence materials as the Depositor may reasonably request, such materials generally to be provided quarterly.

Section 2

Control, Receipt and Storage of the Precious Metals

Section 2.1. Control over the Precious Metals shall be and shall remain vested in the Depositor.

HSBC Bank USA, N.A.	Precious Metals Depository Agreement

Section 2.2. Each delivery of Precious Metals to the Depository shall be evidenced by a completed safekeeping advice, substantially in the form of Exhibit A attached hereto (“Safekeeping Advice”); and delivery of the Precious Metals by the Depository to the Depositor, or to a party designated by the Depositor pursuant to Section 7 hereof, shall be evidenced by a completed safekeeping withdrawal advice substantially in the form of Exhibit B attached hereto. The Depository shall provide promptly to the Depositor copies of each such safekeeping withdrawal advice or other transaction statements.

Section 2.3. The Depository shall receive, hold and keep the Precious Metals in the Depository’s custody at its premises located at 452 Fifth Avenue, New York, New York and/or 425 Saw Mill River Road, Ardsley, New York. The Depository will not be responsible for the Precious Metals until they are actually delivered to and received by the Depository at its premises.

Section 3

Responsibilities of Depository

Section 3.1. The Depository shall be responsible for the safekeeping of the Precious Metals in the form and condition in which they are delivered to the Depository while they are in the possession or under the control of the Depository, at all times in accordance with reasonable industry practice regarding the safekeeping of such materials. The Depository shall keep the Precious Metals separately identified and segregated and shall mark in an appropriate manner the Precious Metals held for the Depositor. The Depository shall, at all times during its business hours, permit any person designated on Schedule I attached hereto (“Designated Persons Schedule”) or any other person designated by the written request of the Depositor, including for this purpose, authorized representatives of the Depositor’s independent auditors (collectively, “Designated Persons”), to have access to the Precious Metals for the purpose of inspection and taking inventory thereof.

Section 3.2. The Depository shall send to the Depositor monthly (i) a statement summarizing each receipt and each delivery of the Precious Metals held by it for the Depositor during such period, and (ii) a detailed statement of the Precious Metals held by the Depository pursuant to this Agreement during the period covered by such statement certified by an officer of the Depository. Unless the Depositor objects by written notice to the Depository which is received by the Depository within 10 business days after such statement is sent to the Depositor, such statement shall be conclusive and binding on the Depositor. The books, accounts and records of the Depository pertaining to its actions pursuant to this Agreement shall be kept open to inspection and audit during reasonable business hours by Designated Persons.

Section 3.3. The Depository shall, as warehouseman, acknowledge receipt from the Depositor of the Precious Metals and may, at its option, record certain specifications indicated on the Precious Metals. Other than in connection with the duties undertaken at the Depositor’s

HSBC Bank USA, N.A.	Precious Metals Depository Agreement

request pursuant to Section 3.6 hereof, the Depository is not responsible for the authenticity of markings on or for the weight, fineness or contents of any of the Precious Metals, packages or sealed containers delivered to the Depository by the Depositor.

Section 3.4. Delivery of the Precious Metals to the Depository will be at the Depositor’s expense. The Depositor shall pay or reimburse the Depository from time to time for any taxes or other governmental charges payable, and actually paid, by the Depository upon storage or transfers of the Precious Metals made hereunder, and for all other usual, necessary and proper disbursements and expenses made or incurred by the Depository in its performance of this Agreement.

Section 3.5. The Depositor agrees to indemnify and hold harmless the Depository from and against any losses, damages, taxes, charges, expenses, assessments, claims or liabilities, including reasonable counsel fees, incurred by it as a result of its performance of this Agreement, except such as may arise from its own gross negligence, willful default or misconduct or reckless disregard of the duties and obligations hereunder.

Section 3.6. Upon the request of the Depositor and at the Depositor’s expense, the Depository will undertake to do the following:

3.6(a)	Weigh and incise bars not marked to industry standard and produce authorized bar and weight listings for corresponding material.

3.6(b)	Assay sample bars from a Depositor’s inventory by an approved assayer or transport such bars to a refinery in order to verify content.

3.6(c)

Segregate a client’s Precious Metals according to collateral requirements and confirm such action with a lending bank or financial institution. Timely release of the Precious Metals will be effected once the loan agreement is completed.

Section 3.7. Neither the Depository nor the Depositor shall be responsible for delays or failures in performance resulting from acts beyond the control of such party, provided that any party disclaiming responsibility under this Section 3.7 shall have taken reasonable measures designed to minimize the impact of the particular act. Such acts shall include but not be limited to acts such as God, strikes, lockouts, riots, acts of terror, acts of war, epidemics, governmental regulations superimposed after the fact, fire, hurricanes, communication line failures, power failures, earthquakes or other disasters.

Section 4

Delivery of Precious Metals by Depositor

Section 4.1. From time to time during the term of this Agreement and in accordance with instructions of the Depositor and at the Depositor’s expense, the Depository will deliver, or cause

HSBC Bank USA, N.A.	Precious Metals Depository Agreement

to be delivered, Precious Metals to the persons named and by the method of shipment or delivery set forth in such instructions subject to the following terms:

4.1(a)

Upon the Depositor’s request for a withdrawal, the Depository will assign the earliest available date to effect such withdrawal, which date shall be no later than five business days from the date of request or a later date agreed to by the parties.

4.1(b)

Requests for withdrawals of small shipments (10 items or less) may be made by telephone followed by written request. All other preliminary requests must be made in writing, containing the information stipulated in Section 4.1 (c) hereof and received by the Depository signed by a duly authorized Designated Person, or by tested telex or facsimile transmission.

If a withdrawal involves receipted material, receipts must be properly endorsed and delivered to the Depository at least one full business day prior to the shipment date for small shipments, and at least five full business days prior to shipment date for shipments involving more than 100 items (100 receipts for COMEX Silver).

4.1(c)	The following information will be required for releasing materials:

a.	Bar list, receipt list or proper identification of material
b.	Gross weight of each item (if applicable)
c.	Total number of items
d.	Total gross weight of shipment
e.	Date agreed to by Depository for shipment
f.	Carrier to be used (if applicable)
g.	Any special packaging instructions

4.1(d)	The Depository will prepare and deliver material to the United States Post Office for delivery through the U.S. Postal System pursuant to the rules and regulations thereof.

Fees for this service will be specified on Schedule 11 hereto (the “Fee Schedule”).

4.1(e)

Given one full business day’s notification, the Depository will pick up or deliver any reasonably sized shipment between the Depository’s vault and any point within the borough of Manhattan via armored carrier. Upon the Depository’s request, the Depositor shall pay to the Depository fees for this service.

                                      Section 4.2. The Depository will prepare and complete all shipping documents and, upon delivery of the Precious Metals, send a complete set of such documents to the Depositor.

4.2(a)

Upon notification of an incoming overseas shipment by the Depositor, the Depository will arrange for customs clearance, entry fees and bonding, and insured transportation from port of entry to the Depository’s vault. Upon the

HSBC Bank USA, N.A.	Precious Metals Depository Agreement

Depository’s request, the Depositor shall pay to the Depository fees for this customs entry service.

4.2(b)	The rates quoted for customs entry service are for arrivals between the hours of 8 AM and 6 PM. Shipments arriving between the hours of 6 PM and 8 AM will be subject to premiums.

Section 5

Fees

Section 5.1. The Depository’s fees for performing services pursuant to this Agreement will be in accordance with the attached Fee Schedule and shall be due and payable upon receipt of invoice.

Section 5.2. Rates for storage and withdrawal of commodities traded on exchange receipts for which the Depository is a licensed depository cannot be offered at a discount. These rates are on file with each licensing exchange. The Depository has the right to change any or all of these rates by giving 90 days prior notice to the appropriate exchange. In the event of a rate change, the exchange will inform its clearing members of the new rates and effective dates.

Section 5.3. Withdrawal charges quoted are for preparation and release of shipments only. Charges for pallets, strapping, special packing or other materials required will be added to the fees in the basic agreement.

Section 5.4. The Depositor giving authorization to transfer funds from a demand deposit account will have its account debited within three business days of invoice date.

Section 5.5. In the event that payment has not been received within thirty (30) days of the invoice date, the Depository reserves the right to review the credit status of the Depositor and to institute an interest charge on any outstanding balance from the billing date at a rate of 1.5% per month (18% per year).

Section 5.6 The Depositor must notify the Depository of any billing errors or disputed charges within sixty (60) days of the invoice date or will thereby assume responsibility for charges including interest until notification of error is given.

Section 5.7 The Depositor hereby agrees that the Depository shall have a lien upon the Precious Metals held for Depositor in an amount equal to any fees owed to the Depository by the Depositor, provided, however, that the Depository shall not permit any creditor of the Depository to establish or maintain any security interest, lien or other claim upon the Precious Metals held for the Depositor.

Section 6

HSBC Bank USA, N.A.	Precious Metals Depository Agreement

Termination

Section 6.1. This Agreement may be terminated by the Depositor by giving written notice to the Depository specifying the date of such termination, which shall be not less than thirty days after the date of such notice, or by the Depository by giving written notice to the Depositor specifying the date of such termination, which shall not be less than thirty days after the date of such notice. In the event notice of termination is given by the Depositor, the Depositor, at least 10 business days prior to the termination date, shall designate therein a successor depository, and the Depository shall follow the directions of the Depositor to deliver the Precious Metals to such successor depository at the Depositor’s expense. In the event such notice is given by the Depository the Depositor shall, at least 10 business days prior to the termination date, deliver to the Depository a designation of a successor depository and instructions to deliver the Precious Metals to such successor depository at the Depository’s expense.

Section 6.2. Upon the date set forth in any notice of termination given pursuant to Section 6.1 above, this Agreement shall terminate. On such date or promptly thereafter, the Depository shall deliver directly to the successor depository (or, if there is no successor depository, to the Depositor) all of the Precious Metals held by it as Depository, and the Depositor shall pay Depository all fees, expenses and other amounts to which it is entitled pursuant to the terms of this Agreement.

Section 6.3. In the event that the Depository shall become incapable of performing as custodian pursuant hereto, or shall be dissolved, adjudged a bankrupt or insolvent or a trustee, receiver or conservator of the Depository or its property shall be appointed or an application for any of the foregoing is files, or if control of the Depository or its officers or directors be taken over by any governmental or other public authority or officer, then this Agreement shall automatically terminate and the Depository or any trustee, receiver or conservator shall deliver to the Depositor or a successor depository all of the Precious Metals held by the Depository pursuant hereto upon payment by the Depositor of all fees, expenses and other amounts as to which the Depository is entitled pursuant to the terms of this Agreement.

Section 6.4. A successor depository resulting from the provisions of Section 6.1, 6.2 or 6.3 shall be vested with all the powers, duties and obligations of its predecessor under this Agreement and any amendments thereof, and shall succeed to all exemptions and privileges of its predecessor under this Agreement and any amendments thereof.

Section 6.5. The termination of this Agreement shall not affect the obligations of either party to the other party which arise or accrue prior to the date of termination hereof.

Section 7

Designated Persons

The Designated Persons must meet the following conditions:

HSBC Bank USA, N.A.	Precious Metals Depository Agreement

i.	List must be on company/personal letterhead.

ii.	Designated Persons’ names must be typed or printed, then signed by the individuals.

iii.	Instructions must be included (i.e. multiple signatures required for withdrawals).

iv.	Authorization letter must be signed by an officer of the Depositor.

The Depositor must use reasonable efforts to notify the Depository of any changes in the list of Designated Persons immediately.

Section 7.1. The Depositor must provide a listing of individuals authorized to transact business involving materials held by the Depository. This list shall be attached to this Agreement as Schedule 1.

Section 7.2. The Depository shall be entitled to rely upon any notice or other instrument in writing received by the Depository from Designated Persons and reasonably believed by the Depository in good faith to be genuine.

Section 7.3. The Depositor will hold harmless and indemnify the Depository for any transaction made by the Depository upon the instructions whether written or by facsimile transmission of an individual not properly removed by the Depositor from the Designated Persons list.

Section 8

Confidentiality

Section 8.1. The Depositor agrees that it will not divulge to third parties, without the written consent of the Depository or as maybe required by law, any confidential information of the Depository attained from or through same in connection with the performance of this Agreement.

Section 8.2 In all cases, the Depository maintains a degree of confidentiality with respect to client records and transactions commensurate with exchange requirements and with the standards applicable to the Depository’s own confidential information.

Section 8.3 It is further agreed that neither party will use the name of the other or any affiliate thereof in its advertising or in its public relations with third parties without prior written consent of the party so referenced; provided, however, that the Depository acknowledges that disclosure obligations applicable to registered investment companies will require public filing of this contract with the Securities and Exchange Commission and identification of the Depository as a custodian to Midas Fund, Inc. in the Depositor’s publicly available registration statement.

HSBC Bank USA, N.A.	Precious Metals Depository Agreement

Section 8.4. Notwithstanding anything herein to the contrary, any party hereto (and any employee, representative, or other agent of any party hereto) may disclose to any and all persons the U.S. tax treatment and U.S. tax structure of any transaction contemplated by this Agreement for purposes of review by the Internal Revenue Service or other relevant federal agency, and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws.

Section 9

Representations

The Depositor represents and warrants that:

i.

it has all necessary authority, powers, consents, licences and authorizations and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

ii.	the persons entering into this Agreement on its behalf have been duly authorized to do so; and

iii.

this Agreement and the obligations created hereunder are binding upon the Depositor and enforceable against the Depositor in accordance with its terms (subject to applicable principles of equity) and do not and will not violate any order, charge or agreement by which the Depositor is bound or the rules, regulations, practices and customs of any regulatory authority or body as shall affect the activities contemplated by this Agreement.

Section 10

Miscellaneous

Section 10.1. Any notice, demand or instruction authorized or required by, or given pursuant to, this Agreement shall be in writing and be deemed given if sent by first class airmail or by tested telex or delivered to a party at its principal place of business set forth on Schedule III hereto.

Section 10.2. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the same formality as this Agreement.

Section 10.3. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that, except as

HSBC Bank USA, N.A.	Precious Metals Depository Agreement

provided herein, this Agreement shall not be assignable by either party without the prior written consent of the other party.

Section 10.4. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 10.5. If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction’, the remaining terms and provisions of this Agreement shall be unimpaired.

Section 10.6. This Agreement, together with all the Schedules and Exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior proposals, negotiations, conversations, discussions, and agreements made between the parties concerning the subject matter hereof.

Section 10.7 All obligations of the Depositor hereunder are limited to it’s investment portfolio and any amount owed by the Depositor hereunder shall be paid only from the assets of such portfolio.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

MIDAS FUND, INC.	HSBC BANK USA, N.A.

By: /s/ John F. Ramírez	By: /s/ S. Shiffman
Name: John F. Ramírez	Name: S. Shifman
Title: Vice President	Title: Senior Vice President